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EXHIBIT 11

The following table sets forth the computation of basic and diluted earnings per share:

                                                             (Expressed in U.S. Currency)

                                                             Three months ended March 31,
                                                               2003                2002
                                                           -----------         -----------
Numerator:
Net loss                                                   $  (628,717)        $  (507,934)
Dividends on Series A preferred stock                             (763)               (763)
Dividends on Series B preferred stock                          (83,466)            (50,597)
                                                           -----------         -----------

Numerator for basic and diluted loss per
share loss available to common shareholders                $  (712,946)        $  (559,294)
                                                           -----------         -----------

Denominator:
Denominator for basic loss per share-
weighted average shares outstanding                         10,692,674          10,061,777

                                                           -----------         -----------

Basic and diluted loss per share                           $     (0.07)        $     (0.06)
                                                           -----------         -----------